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PROVIDENT FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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October 27, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Provident Financial Holdings, Inc. to be held at the Riverside Art Museum, located at 3425 Mission Inn Avenue, Riverside, California, on Tuesday, November 29, 2011, at 11:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers will be present to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/Craig G. Blunden

Craig G. Blunden
Chairman and Chief Executive Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
3756 Central Avenue
Riverside, California 92506
(951) 686-6060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 29, 2011

Notice is hereby given that the annual meeting of shareholders of Provident Financial Holdings, Inc. will be held at the Riverside Art Museum, located at 3425 Mission Inn Avenue, Riverside, California, on Tuesday, November 29, 2011, at 11:00 a.m., local time, for the following purposes:

Proposal 1.	To elect two directors to each serve for a term of three years;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement;

Proposal 3.	An advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

Proposal 4.	To ratify the appointment of Deloitte & Touche LLP as the independent auditor for Provident Financial Holdings, Inc. for the fiscal year ending June 30, 2012.

       We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

The Board of Directors has fixed the close of business on October 14, 2011 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors.  The proxy will not be used if you attend the annual meeting and vote in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Donavon P. Ternes

DONAVON P. TERNES
Secretary

Riverside, California
October 27, 2011

IMPORTANT:  The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
PROVIDENT FINANCIAL HOLDINGS, INC.
3756 Central Avenue
Riverside, California 92506

ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 29, 2011

       The Board of Directors of Provident Financial Holdings, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about October 27, 2011.

The information provided in this Proxy Statement relates to Provident Financial Holdings, Inc. and its wholly-owned subsidiary, Provident Savings Bank, F.S.B.  Provident Financial Holdings, Inc. may also be referred to as “Provident” and Provident Savings Bank, F.S.B. may also be referred to as “Provident Savings Bank” or the “Bank.”  References to “we,” “us” and “our” refer to Provident and, as the context requires, Provident Savings Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Our annual meeting will be held as follows:

Date:	Tuesday, November 29, 2011
Time:	11:00 a.m., local time
Place:	Riverside Art Museum, located at 3425 Mission Inn Avenue, Riverside, California

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors of Provident to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement.

Proposal 3.	An advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years.

Proposal 4.	Ratification of the appointment of Deloitte & Touche LLP as Provident’s independent auditor for the fiscal year ending June 30, 2012.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on November 29, 2011

Our Proxy Statement and Annual Report to Shareholders, are available at http://www.cfpproxy.com/3976.  The following materials are available for review:

•	Proxy Statement;
•	proxy card; and
•	Annual Report to Shareholders.

Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.cfpproxy.com/3976.

Who is Entitled to Vote?

We have fixed the close of business on October 14, 2011 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Provident’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Provident common stock you own.  On October 14, 2011, there were 11,439,264 shares of Provident common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of Provident common stock are held in your name.  If you are a beneficial owner of Provident common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Provident common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of Provident common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of our executive compensation as disclosed in this Proxy Statement, FOR holding an advisory vote on executive compensation annually and FOR the ratification of the appointment of the independent auditor.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from your broker that you must follow in order to have your shares voted.  Your broker may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form that accompanies this Proxy Statement.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”  The proposal to elect directors and both of the advisory votes on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain an employee stock ownership plan (“ESOP”) for the benefit of our employees.  Each ESOP participant may instruct the ESOP trustee how to vote the shares of Provident common stock allocated to his or her account under the ESOP by completing the proxy card, which represents a voting instruction to the trustees.  If an ESOP participant properly executes the proxy card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of Provident common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Provident common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 30 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Provident common stock.  Accordingly, the two nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Certificate of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of the majority of the votes cast, in person or by proxy, at the annual meeting by holders of Provident common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation

The advisory (non-binding) vote regarding the frequency of shareholder votes on executive compensation has three alternatives.  Shareholders may vote that future shareholder votes on executive compensation be held every year, every two years or every three years, or shareholders may abstain from voting.  The alternative receiving the greatest number of votes–every year, every two years or every three years–will be the frequency that shareholders approve. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote because the alternative receiving the greatest number of votes will be the frequency that shareholders approve.  Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution that shareholders should consider an advisory resolution on executive compensation annually.

Vote Required to Approve Proposal 4: Ratification of Appointment of Independent Auditor

Ratification of the appointment of independent auditor requires the affirmative vote of a majority of the outstanding shares of Provident common stock present in person or by proxy and entitled to vote at the annual meeting.  In determining whether this proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as Provident’s independent auditor for the fiscal year ending June 30, 2012.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Provident in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of October 14, 2011, the voting record date, information regarding share ownership of:

•	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Provident’s common stock;

•	each director and director nominee of Provident;

•	each executive officer of Provident or Provident Savings Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Provident and Provident Savings Bank as a group.

Persons and groups who beneficially own in excess of five percent of Provident’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Provident’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if  he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)

Beneficial Owners of More Than 5%

Provident Savings Bank, F.S.B. Employee Stock Ownership Plan Trust	1,333,929		11.66
3756 Central Avenue
Riverside, California 92506

Wellington Management Company, LLP	1,127,872	(2)	9.86
280 Congress Street
Boston, Massachusetts 02110

Sy Jacobs and affiliated entities	1,081,845	(3)	9.46
11 East 26th Street
New York, New York 10003

Joseph Stilwell and affiliated entities	823,565	(4)	7.20
111 Broadway, 12th Floor New York, New York 10006

Raffles Associates, L.P. 2 Penn Plaza, Suite 1920A New York, New York 10121	670,579	(5)	5.86

Directors

Joseph P. Barr	79,458		*
Bruce W. Bennett	81,836	(6)	*
Debbi H. Guthrie	63,453		*
Robert G. Schrader	237,227		2.07
Roy H. Taylor	122,494		1.07
William E. Thomas	139,213	(7)	1.22

Named Executive Officers

Craig G. Blunden**	377,736	(8)	3.30
Donavon P. Ternes	211,639	(9)	1.85
Richard L. Gale	116,843		1.02
Kathryn R. Gonzales	75,827		*
David S. Weiant	66,101	(10)	*

All Executive Officers and Directors as a Group (11 persons)	1,571,827		13.74
_____________
*	Less than one percent of shares outstanding.
**	Mr. Blunden is also a director of Provident.
(1)
Shares held in accounts under the ESOP, as to which the holders have voting power but not investment power, are included as follows: Mr. Blunden, 48,877 shares; Mr. Ternes, 20,120 shares; Mr. Gale, 40,810 shares; Ms. Gonzales, 3,427 shares; Mr. Weiant, 3,001 shares; and all executive officers as a group, 116,235 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the close of business on the voting record date through the exercise of stock options granted pursuant to our stock option plans: Mr. Barr, 67,740 shares; Mr. Bennett, 37,740 shares; Ms. Guthrie, 37,740 shares; Mr. Schrader, 34,740 shares; Mr. Taylor, 37,740 shares; Mr. Thomas, 37,740 shares; Mr. Blunden, 119,000 shares; Mr. Ternes, 80,700 shares; Mr. Gale, 29,400 shares; Ms. Gonzales, 65,400 shares; Mr. Weiant, 49,000 shares; and all executive officers and directors as a group, 596,940 shares.

(Footnotes continue on following page)

(2)
Based solely on a Schedule 13G/A dated February 14, 2011. According to this filing, Wellington Management Company, LLP, an investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E), has shared voting power over 1,075,172 shares and shared dispositive power over 1,127,872 shares. Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own these shares, which are held of record by its clients.

(3)
Based solely on a Schedule 13G/A dated February 14, 2011. According to this filing: Sy Jacobs has shared voting and dispositive power over 1,081,845 shares; and each of JAM Partners, L.P., JAM Managers L.L.C. and Jacobs Asset Management, LLC have shared voting and dispositive power over 1,036,845 shares.

(4)
Based solely on a Schedule 13D dated October 6, 2011. According to this filing Stilwell Value Partners II, L.P., Stilwell Value Partners VI, L.P., Stilwell Value Partners VII, L.P., Stilwell Associates, L.P., Stilwell Associates Insurance Fund of the S.A.L.I. Multi-Series Fund L.P., Stilwell Value LLC, Stilwell Advisors LLC and Joseph Stilwell have shared voting and dispositive power over the shares reported.

(5)	Based solely on a Schedule 13G dated February 17, 2011, reporting sole voting and dispositive power over the shares reported.
(6)	Includes 1,980 shares owned by Mr. Bennett’s spouse.
(7)	Includes 10,571 shares owned by the William E. Thomas Defined Benefit Plan.
(8)	Includes 8,010 shares owned by Mr. Blunden’s spouse.
(9)	Includes 47,500 shares owned by Mr. Ternes’ spouse.
(10)	Includes 5,900 shares owned by Mr. Weiant’s spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of seven members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Provident and each nominee for director.  The Nominating Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serve as directors of Provident and Provident Savings Bank.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of Craig G. Blunden and Roy H. Taylor.

	Age as of	Year First Elected	Term to
Name	June 30, 2011	Director (1)	Expire

BOARD NOMINEES

Craig G. Blunden	63	1975	2014 (2)
Roy H. Taylor	60	1990	2014 (2)

DIRECTORS CONTINUING IN OFFICE

Robert G. Schrader	72	1995	2012
William E. Thomas	62	1997	2012
Joseph P. Barr	65	2001	2013
Bruce W. Bennett	62	1993	2013
Debbi H. Guthrie	60	1994	2013
________________
(1)           For years prior to 1996, includes prior service on the Board of Directors of Provident Savings Bank.
(2)           Assuming reelection.

Set forth below is the principal occupation of each nominee for director and each director continuing in office, as well as a brief description of the qualifications, attributes, skills and areas of expertise of each nominee or director that makes the director uniquely qualified to serve on Provident’s Board of Directors.   All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Craig G. Blunden has been associated with Provident Savings Bank since 1974, currently serving as Chairman and Chief Executive Officer of the Bank and Provident, positions he has held since 1991 and 1996, respectively.  He served as President of the Bank from 1991 until June 2011 and as President of Provident from its formation in 1996 until June 2011.  Mr. Blunden also serves on the Board of Directors of the American Bankers Association, the California Bankers Association, the City of Riverside Council of Economic Development Advisors and the Monday Morning Group.  Mr. Blunden has gained invaluable banking expertise in all areas of banking from his years of service in the financial services industry.

Roy H. Taylor is the President, West Region, Hub International Limited, and the Chief Executive Officer of Hub International of California, Inc. (“Hub International”), with which he has been associated since 2004.  Prior to that, Mr. Taylor was President of Talbot Agency, Inc., an insurance brokerage firm, with which he had been associated since 1972 and which was acquired by Hub International in 2004.  Mr. Taylor currently serves as Chairman of our Personnel/Compensation Committee and serves on our Long Range Planning Committee and Nominating and Corporate Governance Committee.  Mr. Taylor brings extensive knowledge of the financial services industry with a specialty in insurance and particular knowledge regarding strategic planning, risk management and mergers and acquisitions.

Robert G. Schrader has been associated with Provident Savings Bank since 1963 and served as Executive Vice President of the Bank and Provident from January 1995 and 1996, respectively, until his retirement on March 31, 2003.  From 1990 through 1994, Mr. Schrader served as Senior Vice President of the Bank.  Mr. Schrader served as Secretary of Provident from its formation in 1996 until his retirement in 2003.  Mr. Schrader spent his entire banking career with Provident, managing nearly every department during his tenure, which provides the Board with a unique historical perspective of our culture, operations, markets, customers and employees.

William E. Thomas, a principal of William E. Thomas, Inc., a Professional Law Corporation since 2001, is general counsel to a diversified assortment of medical groups and medical management companies in Southern California. From 1998 to the present, Mr. Thomas has served as Executive Vice President and General Counsel of Strategic Global Management, Inc., a medical ventures firm based in Riverside, California.  Prior to that, Mr. Thomas was the founding and managing partner of a private law firm in Riverside, California.  He currently serves as Chairman of our Long Range Planning Committee and Nominating and Corporate Governance Committee, and serves on our Personnel/Compensation Committee.  As a practicing attorney, Mr. Thomas has advised boards of directors on corporate governance, mergers and acquisitions and regulatory matters, providing the Board with a unique understanding of a broad range of legal and regulatory responsibilities.  Mr. Thomas is also a director of Integrated Healthcare Holdings, Inc.

Joseph P. Barr is a Certified Public Accountant in California and Ohio and has been in public accounting for more than 40 years.  He is currently a principal with Swenson Accountancy Corp., a regional assurances and business services firm, with which he has been associated since 1996.  He also serves on the Board of Directors of the Riverside Community Health Foundation and the A. Gary Anderson Graduate School of Management Advisory Committee at the University of California at Riverside.  Mr. Barr currently serves as Chairman of our Audit Committee and serves on our Nominating and Corporate Governance Committee.  As a certified public accountant, Mr. Barr brings a wealth of financial and risk management expertise to the Board and he possesses practical business experience from his many years of advising clients on business opportunities and best practices.

Bruce W. Bennett was the President and owner of Community Care and Rehabilitation Center, a skilled nursing facility, with which he had been associated since 1973, until he sold the company in 2010.  He serves on the Board of Directors of Riverside Community Hospital and is Chairman Emeritus of Riverside Community Health Foundation.  Mr. Bennett currently serves on our Audit Committee and Nominating and Corporate Governance Committee.  Mr. Bennett brings entrepreneurial knowledge and business management experience to the Board through his experience owning and operating a business in the highly regulated health care industry.

Debbi H. Guthrie is a principal in Debbi Guthrie Consulting, a firm that advises public and private agencies on the best use of a community’s assets. Prior to that, she was the President and owner of Roy O. Huffman Roof Company with which she had been associated since 1971 until she sold the company in 2004.  Currently, Ms. Guthrie is active in many community organizations.  Ms. Guthrie serves on our Audit Committee and Nominating and Corporate Governance Committee.  As a successful business owner and operator that provided construction services to the real estate community, public sector and locally owned businesses, Ms. Guthrie provides unique knowledge of the financial needs of businesses in the markets and communities we serve.

BOARD OF DIRECTORS’ MEETINGS, BOARD COMMITTEES
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Provident and Provident Savings Bank conduct their business through board and committee meetings.  During the fiscal year ended June 30, 2011, the Provident Board of Directors held 11 meetings and the Bank Board of Directors held 11 meetings.  No director attended fewer than 75% of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

Provident’s Board of Directors has standing Audit and Nominating and Corporate Governance committees.  Both of these committees have adopted written charters, copies of which are available on our website at www.myprovident.com.  Because Provident does not have its own employees, the Personnel/Compensation Committee of the Provident Savings Bank Board of Directors serves as our compensation committee.  This Committee has not adopted a written charter.

Audit Committee.  The Audit Committee, which currently consists of Directors Barr (Chairman), Bennett and Guthrie, is responsible for reviewing the adequacy of our system of internal accounting controls, approving the services provided by our independent outside auditor and meeting with the auditor to discuss the results of the annual audit and any related matters.  The Audit Committee has a charter which specifies its obligations and the Committee believes it has fulfilled its responsibilities under the charter.  Each member of the Audit Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Audit Committee members do not have any relationship with us that may interfere with the exercise of their independence from management and Provident.  None of the Audit Committee members are current officers or employees of Provident or its affiliates.  Mr. Barr meets the definition of “audit committee financial expert,” as defined by the SEC.  The Audit Committee met four times during the fiscal year ended June 30, 2011.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Thomas (Chairman), Barr, Bennett, Guthrie and Taylor, selects the nominees for election as directors.  The Committee also assists the Board in identifying individuals to become Board members and in developing and implementing corporation governance policies.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Nominating and Corporate Governance Committee met once during the fiscal year ended June 30, 2011.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting of shareholders.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business; involvement in local community, business and civic affairs; record of accomplishment in his or her chosen field; depth and breadth of experience at an executive, policy-making level; personal and professional ethics, integrity and values; absence of real and perceived conflicts of interest; ability and willingness to devote sufficient time to become knowledgeable about Provident and to effectively carry out the duties and responsibilities of service; ability to attend all or almost all Board meetings in person; ability to develop a good working relationship with other Board members; ability to contribute to the Board’s working relationship with senior management; and whether the candidate would provide for adequate representation of Provident Savings Bank’s market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  In addition, viewpoint, skill, education, values, race, gender, national origin and culture are considered to provide for diversity on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The

Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Provident.  Although the Committee’s charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by our shareholders in accordance with Provident’s Certificate of Incorporation.  Because the Certificate of Incorporation provides a process for shareholder nominations, the Committee did not feel it was necessary to provide for shareholder nominations of directors in a charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Personnel/Compensation Committee.  The Personnel/Compensation Committee, currently consisting of Directors Taylor (Chairman) and Thomas, is responsible for establishing and implementing all compensation policies of Provident, Provident Savings Bank and its subsidiaries and may delegate lower level policies and procedures to the Human Resource Department. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Bank and approving an appropriate compensation level.  The Chief Executive Officer evaluates the performance of all senior officers of the Bank and recommends to the Committee individual compensation levels for approval by the Committee.  The Committee met four times during the fiscal year ended June 30, 2011.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by the same person.  The Board has determined that it is in the best interests of Provident not to have a policy regarding the separation of these roles, allowing the Board greater flexibility to establish a leadership structure that fits the needs of Provident at any particular point in time.  The current structure makes the best use of the Chief Executive Officer’s extensive knowledge of our industry and of Provident; recognizes that he is best situated to lead discussions on important matters affecting the business of Provident; and creates a firm link between the Board and management fostering effective communication.  Additionally, Provident does not have a lead independent director but believes that the chairmen of our Board committees demonstrate exemplary leadership working in concert with the remaining independent directors and Chairman of the Board.

Board Involvement in Risk Management Process

We believe that effective risk management is of primary importance to the success of Provident.  We have a comprehensive risk management process that monitors, evaluates and manages the risks we assume in conducting our activities.  Our Board’s oversight of the risk management process is conducted through:

•	the responsibilities of the Board’s standing committees;
•	Board-approved policies and procedures that limit the risk exposure of certain business activities;
•	periodic reports from management to ensure compliance with and evaluate the effectiveness of risk limits and controls;
•	employees who oversee day-to-day risk management duties, including the Risk Administrator who reports directly to the Audit Committee, and Compliance Officer;
•	selecting, evaluating, and retaining competent senior management; and
•	approval of long and short-term business objectives and goals contained in the Board approved business plan.

Directors keep themselves informed of the activities and condition of Provident and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and regulatory communications.  Directors stay abreast of general industry trends and statutory and regulatory developments by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Board of Directors is cognizant of its responsibility to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the rules of Nasdaq with respect to corporate governance.  The Board and its committees will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our seven directors are independent, as defined by Nasdaq.  Directors Barr, Bennett, Guthrie, Schrader, Taylor and Thomas are all independent. Only Craig Blunden, who is our Chairman and Chief Executive Officer, is not independent.

Code of Ethics.  On June 30, 1995, the Board of Directors adopted, and on June 27, 2011 reviewed and approved the Code of Ethics. The Code is applicable to our employees, as well as the Board of Directors, Chief Executive Officer, Chief Financial Officer, Controller and senior management, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics is available on our website at www.myprovident.com.

Shareholder Communication with the Board of Directors.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors may do so by mailing a letter marked “Confidential” to the Board of Directors, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506.  Any communication must state the number of shares beneficially owned by the shareholder initiating the communication.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at the annual meetings of shareholders.  All members of the Board of Directors attended the 2010 annual meeting of shareholders.

Certain Relationships and Related Transactions.  During the year ended June 30, 2011, neither Provident nor Provident Savings Bank participated in any transactions, or proposed transactions, in which the amount involved exceeded $120,000 and in which any related person had a direct or indirect material interest.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our non-employee directors for the fiscal year ended June 30, 2011.  Compensation for Craig G. Blunden, who is our Chairman and Chief Executive Officer, is included in the section entitled “Executive Compensation.”  The directors did not receive any stock awards or non-equity incentive plan compensation, nor do they participate in any pension plans or deferred compensation plans; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Joseph P. Barr	31,000	23,027	5,340	59,367
Bruce W. Bennett	29,800	23,027	5,339	58,166
Debbi H. Guthrie	30,600	23,027	5,339	58,966
Robert G. Schrader	29,000	23,027	5,335	57,362
Roy H. Taylor	31,000	23,027	351	54,378
William E. Thomas	30,600	23,027	--	53,627

(Footnotes appear on following page)

_____________
(1)	Includes a $5,000 discretionary bonus awarded by the Board of Directors to recognize each director for their individual contribution to Provident’s financial results for the 2011 fiscal year.
(2)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation” (“FASB ASC Topic 718”), including an award made on June 20, 2011 to each director of options to purchase 20,000 shares of Provident’s common stock. For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in Provident’s Annual Report on Form 10-K for the year ended June 30, 2011.  The non-employee directors had the following option awards outstanding at June 30, 2011: Director Barr, 89,800 shares; Director Schrader, 56,800 shares; and Directors Bennett, Guthrie, Taylor and Thomas, 59,800 shares.

(3)
Represents Provident’s cost for each director’s participation in certain group life, health and disability insurance, and medical reimbursement plans that are generally available to salaried employees and do not discriminate in scope, terms or operation.

       Non-employee directors of Provident Savings Bank currently receive a monthly retainer of $2,000, a fee of $400 for each committee meeting attended and a fee of $1,000 for each special board meeting attended.  The committee chairman receives a fee of $500 per committee meeting attended.  In addition, directors are covered under the Bank’s policies for medical, dental and vision care.  Dependent coverage is available at the directors’ own expense.  Following retirement from the Board of Directors, directors continue to receive this coverage.  No separate fees are paid for service on the Provident Board of Directors.  Employee directors receive no separate compensation for their services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Personnel/Compensation Committee.  The Personnel/Compensation Committee of the Provident Savings Bank Board of Directors is responsible for establishing and implementing all compensation policies of Provident, Provident Savings Bank and its subsidiaries.  The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Bank and approving an appropriate compensation level.  The Chief Executive Officer evaluates the performance of all senior officers of the Bank and recommends to the Committee individual compensation levels for approval by the Committee.

Objectives and Overview of the Compensation Program.  The Personnel/Compensation Committee believes that a compensation program for executive officers should take into account management skills, long-term performance results and shareholder returns.  The principles underlying our compensation policies are:

•	to attract and retain key executives who are highly qualified and are vital to the long-term success of Provident and its subsidiaries;

•	to provide levels of compensation competitive with those offered throughout the banking industry;

•	to align the interests of executives with shareholders by having a significant portion of total compensation based on meeting defined performance measures;

•	to motivate executives to enhance long-term shareholder value by helping them build their own ownership in Provident; and

•	to integrate the compensation program with the Bank’s long-term strategic planning and management process.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Provident and Provident Savings Bank on a consolidated basis with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Provident and Provident Savings Bank during the year.

Compensation Program Elements.  The Personnel/Compensation Committee focuses primarily on the following three components in forming the total compensation package for our executive officers:

•	base salary;

•	annual incentive compensation; and

•	equity-based compensation.

The current compensation program involves a combination of salary, at-risk incentives to reward short-term performance, and stock option and restricted stock awards to reward long-term performance.  The Personnel/Compensation Committee monitors the allocation of compensation between long-term and currently paid items on an ongoing basis, with the goal of ensuring that the allocation is competitive in the banking industry.

Base Salary.  Base salary is intended to reward the executive’s ongoing performance and is based on the executive’s level of responsibility, individual ability, experience, and past and potential performance.  The salary levels of our executive officers are designed to be competitive with those of executives at similarly-sized banking institutions in our geographic area which have similar operations and performance.  Individual annual performance is reviewed by the Personnel/Compensation Committee or the Chief Executive Officer, as appropriate, to determine annual salary adjustments.  An executive may receive a material increase in salary upon taking on materially larger duties and responsibilities.  Compensation information is obtained by reviewing proxy statements and various compensation surveys including the SNL Financial Executive Compensation Review, the California Bankers Association Survey and the Employers Group Survey.  From these sources, the Personnel/Compensation Committee and the Chief Executive Officer create a compensation framework and set executive officer compensation based on the range of base salaries and bonuses paid, and equity awards granted, by peer companies.

Annual Incentive Compensation. Incentive compensation is intended to reward short-term performance goals, keeping compensation aligned with goals that typically improve shareholder returns.  The annual incentive plan is based on Provident’s annual performance compared to the business plan and individual performance requirements.  Each year, management prepares and the Board of Directors approves a one-year and three-year business plan, which establish strategic goals and objectives for Provident and each division of Provident.  Each executive is responsible for his or her specific goals and the objectives outlined in the business plan, which is monitored through the use of individual action plans.  Executives are graded each year on their successful completion of the action plans.

The annual incentive plan is designed to provide for a baseline bonus up to 50% of salary for the Chief Executive Officer, up to 45% of salary for the President, Chief Operating Officer and Chief Financial Officer, up to 25% of salary for senior officers, up to 12% of salary for certain managers (other than department managers) and up to 8% of salary for certain department managers.  Actual bonuses may exceed the baseline if Provident performs better than the business plan and/or the individual employee performs better than the individual performance requirements.  The business plan outlines a number of performance goals such as net income, return on assets, return on equity, efficiency ratio and diluted earnings per share, among others.  Individual performance requirements are project related and consistent with the duties and responsibilities of the particular employee.  The Personnel/Compensation Committee may use its discretion to modify a particular award or an individual’s performance requirements, although it has not typically done so.

We do not have a policy regarding the adjustment of previously paid bonuses, however, the Personnel/Compensation Committee does not certify annual bonuses until our independent auditor has completed its initial review of our year end financial statements and earnings release.

In fiscal 2011, the Personnel/Compensation Committee suspended the annual incentive plan because the business plan developed for the fiscal year contained lower performance goals than the goals we have historically adopted.  We do not believe that the lower performance goals adopted in fiscal 2011 justified incentive compensation payments.  However, Provident’s financial results were significantly better than had been originally forecast.  As a result, the Personnel/Compensation Committee determined that a discretionary bonus for fiscal 2011 was warranted.  The

Personnel/Compensation Committee considered the following financial metrics:  net income, return on assets, return on equity, the efficiency ratio and diluted earnings per share, all of which were greatly improved from fiscal 2010.  Additionally, the Committee noted the following factors: a significant decline in non-performing assets; the Office of Thrift Supervision’s rescission of the “troubled condition” designation of Provident; and the operating restrictions imposed in June 2010 and July 2009 were lifted by the Office of Thrift Supervision.  The Personnel/Compensation Committee recommended to the Board of Directors that those employees who were historically included in the annual incentive plan be considered for a discretionary bonus and the Board of Directors approved the recommendation and bonus amounts in their meeting on July 21 2011.

Richard L. Gale, our Senior Vice President - Mortgage Banking, has a separate incentive plan.  Mr. Gale’s annual bonus is based on the pre-tax income of Provident Bank Mortgage, a division of Provident Savings Bank, and adjusted by the net income of Provident compared to the business plan approved by the Board of Directors for the fiscal year.  If Provident meets its budgeted net income, Mr. Gale will receive 100% of the gross bonus amount.  If Provident’s net income is less than the budgeted amount the gross bonus amount is reduced by the corresponding percentage, with a maximum negative adjustment of 30%.

Equity-based Compensation. Equity-based compensation is intended to attract and retain qualified personnel and nonemployee directors, to provide these persons with a proprietary interest in Provident as an incentive to contribute to our success and to reward personnel for outstanding performance.  Equity-based compensation functions as a long-term incentive because awards are generally made with a multiple-year vesting schedule.  Awards are made either in the form of stock options or restricted stock.  Currently, we have in place the 1996 Stock Option Plan, the 2003 Stock Option Plan, the 2006 Equity Incentive Plan and the 2010 Equity Incentive Plan, each of which was approved by our shareholders at the time of adoption.  Awards remain available for grant under the 2003 Stock Option Plan, the 2006 Equity Incentive Plan and the 2010 Equity Incentive Plan.

The equity-based plans are administered and interpreted by the Personnel/Compensation Committee of the Provident Savings Bank Board of Directors.  Under the plans, the Committee determines which officers and key employees will receive awards, the number of shares subject to each option or shares of restricted stock awarded, and the vesting of the awards.  The per share exercise price of an option will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.  Awards are made at the discretion of the Board of Directors.  In addition, newly hired employees may receive awards at the time of their employment.  In determining whether to make option or restricted stock awards, the Personnel/Compensation Committee may take into account historical awards and then-current competitive conditions.

Personnel/Compensation Committee Report

The Personnel/Compensation Committee of the Board of Directors of Provident Savings Bank has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Personnel/Compensation Committee:

Personnel/Compensation Committee:           Roy H. Taylor, Chairman
William E. Thomas

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Compensation Policies and Risk

The Personnel/Compensation Committee strives to develop compensation policies and practices that discourage excessive risk-taking, that focus our executives and employees on creating long-term sustainable value for our shareholders, and that provide appropriate levels of realized compensation over time.  The Personnel/Compensation Committee believes that our compensation policies and practices should provide a blend of cash and equity, and short-term and longer-term incentives.  In addition, the Personnel/Compensation Committee, with the assistance of the Chief Executive Officer, establishes goals and objectives that require a combination of individual, business unit and company-wide performance measures consistent with effective controls and sound risk management.  The Personnel/Compensation Committee reports periodically to the Board of Directors, seeks Board approval of certain significant compensation policies and practices, and monitors changing market conditions that may influence the competitive landscape for attracting and retaining qualified executive management.

Summary Compensation Table

The following table shows information regarding compensation earned during the fiscal years ended June 30, 2011, 2010 and 2009 by our named executive officers, who are: (1) Craig G. Blunden, our principal executive officer; (2) Donavon P. Ternes, our principal financial officer; and (3) our three other most highly compensated officers, who are Richard L. Gale, Kathryn R. Gonzales and David S. Weiant. The named executive officers did not receive non-equity incentive plan compensation; therefore, this column has been omitted from the table below.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)(3)	Total ($)

Craig G. Blunden	2011	385,000	150,000	129,298	60,823	128,718	37,741	891,580
Chairman and Chief	2010	385,000	--	128,135	59,627	284,326	29,199	886,287
Executive Officer	2009	385,000	--	123,069	101,491	(4)	39,091	648,651

Donavon P. Ternes	2011	220,500	100,000	106,656	50,107	--	20,099	497,362
President, Chief Operating	2010	220,500	--	105,566	48,985	1,757,209(5)	15,995	2,148,255
Officer, Chief Financial	2009	220,500	--	101,194	77,522	--	18,898	418,114
Officer and Secretary

Richard L. Gale (6)	2011	138,000	600,000	36,750	17,303	--	18,824	810,877
Senior Vice President -
Mortgage Banking

Kathryn R. Gonzales	2011	175,200	40,000	36,750	101,603	--	14,946	368,499
Senior Vice President -	2010	175,200	--	36,265	101,104	--	15,189	327,758
Retail Banking	2009	175,200	--	34,696	100,436	--	19,175	329,507

David S. Weiant (6)	2011	186,000	40,000	36,750	46,319	--	20,293	329,362
Senior Vice President -
Chief Lending Officer

_______________
(1)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in Provident’s Annual Report on Form 10-K for the year ended June 30, 2011.

(2)	Please see the table below for more information on the other compensation paid to our named executive officers in the year ended June 30, 2011.
(3)
Provident Savings Bank may provide certain non-cash perquisites and personal benefits to the named executive officers that do not exceed $10,000 in the aggregate for any individual that are not included.

(4)	The value of Mr. Blunden’s post-retirement compensation plan decreased by $7,530 is fiscal 2009.
(5)
Provident Savings Bank entered into a post-retirement compensation agreement with Mr. Ternes as of July 7, 2009. The amount reflected denotes the initial estimated value of the lump sum benefit if Mr. Ternes terminates employment with the Bank after attaining age 62.

(6)	Not a named executive officer in 2010 or 2009.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.

Name	Long-term Disability Insurance Premium ($)	Spouse’s Benefit Plan Participation ($)(1)	401(k) Matching Contribution ($)	ESOP Contribution ($)	Personal Use of a Company Car/Car Allowance ($)	Tax Preparation ($)

Craig G. Blunden	8,509	7,971	7,350	8,315	4,856	740
Donavon P. Ternes	--	--	6,615	7,484	6,000	--
Richard L. Gale	--	--	7,161	8,063	3,600	--
Kathryn R. Gonzales	--	--	--	5,946	9,000	--
David S. Weiant	--	--	5,580	6,313	8,400	--
_______________
(1)
Pursuant to the terms of Mr. Blunden’s employment agreement, Provident pays 100% of the cost of his spouse’s participation in certain group life, health and disability insurance, and medical reimbursement plans that are generally available to salaried employees. All other employees pay 100% of their dependents’ coverage.

Employment Agreement.  Provident Savings Bank entered into a new employment agreement with Mr. Blunden in December 2005 that was restated effective December 15, 2008.  The agreement has a term of three years and may be renewed by the Board for an additional year each year unless the Bank or Mr. Blunden has given written notice of their intention not to extend the term of the agreement at least 90 days prior to the anniversary date.  Mr. Blunden’s current base salary under the agreement is $385,000 and is subject to annual review and approval by the Board.  Mr. Blunden may also receive performance-based or discretionary bonuses, as authorized by the Board.  Under the agreement, Mr. Blunden is eligible to participate in all benefit programs to the same extent as employees of the Bank as well as any program made available to senior executives of the Bank, including the use of an employer-provided automobile.  The agreement also provides for the reimbursement of expenses incurred by Mr. Blunden in the course of his employment.  The agreement provides that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination.”

Severance Agreements.  We entered into revised change in control severance agreements with Mr. Ternes, Mr. Gale, Ms. Gonzales and Mr. Weiant effective as of February 24, 2011.  The agreements have a term of one year, which may be extended for an additional year on the anniversary of the effective date of the agreement by the Board of Directors.  The agreements provide for compensation in the event of an involuntary termination, other than for cause, within 12 months following a change in control of Provident or Provident Savings Bank, as described under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2011.  We did not grant any equity incentive plan awards, nor were the named executive officers eligible to receive any non-equity incentive plan awards; therefore, these columns have been omitted from the table below.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Craig G. Blunden	06/20/11	24,000	48,000	7.43	344,400

Donavon P. Ternes	06/20/11	22,500	45,000	7.43	322,875

Richard L. Gale	06/20/11	10,000	20,000	7.43	143,500

(Table continues on following page)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Kathryn R. Gonzales	06/20/11	10,000	20,000	7.43	143,500

David S. Weiant	06/20/11	10,000	20,000	7.43	143,500
______________
(1)
Shares of restricted stock were awarded pursuant to the 2010 Equity Incentive Plan, and vest on a cliff vesting basis, with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the fourth anniversary of the grant date. Recipients of restricted share awards under this plan do not receive dividends and have no voting power with respect to the shares until the restrictions have lapsed.

(2)
Stock options were awarded pursuant to the 2010 Equity Incentive Plan and vest on a cliff vesting basis, with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the fourth anniversary of the grant date.

Outstanding Equity Awards

The following information with respect to outstanding equity awards as of June 30, 2011 is presented for the named executive officers.

		Option Awards (1)				Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Craig G. Blunden	09/24/03	24,000	--	20.23	09/24/13	--	--
	04/23/04	42,000	--	24.80	04/23/14	--	--
	02/06/07	24,000	6,000	28.31	02/06/17	3,000	24,030
	08/07/08	--	29,000	7.03	08/07/18	22,600	181,026
	06/20/11	--	48,000	7.43	06/20/21	24,000	192,240

Donavon P. Ternes	09/24/03	7,500	--	20.23	09/24/13	--	--
	04/23/04	29,000	--	24.80	04/23/14	--	--
	02/06/07	19,200	4,800	28.31	02/06/17	2,400	19,224
	08/07/08	--	25,000	7.03	08/07/18	19,500	156,195
	06/20/11	--	45,000	7.43	06/20/21	22,500	180,225

Richard L. Gale	09/24/03	4,500	--	20.23	09/24/13	--	--
	04/23/04	9,500	--	24.80	04/23/14	--	--
	02/06/07	6,400	1,600	28.31	02/06/17	800	6,408
	08/07/08	--	9,000	7.03	08/07/18	7,000	56,070
	06/20/11	--	20,000	7.43	06/20/21	10,000	80,100

Kathryn R. Gonzales	08/07/06	40,000	10,000	30.00	08/07/16	--	--
	02/06/07	6,400	1,600	28.31	02/06/17	800	6,408
	08/07/08	--	9,000	7.03	08/07/18	7,000	56,070
	06/20/11	--	20,000	7.43	06/20/21	10,000	80,100

David S. Weiant	07/26/07	30,000	20,000	19.92	07/26/17	800	6,408
	08/07/08	--	9,000	7.03	08/07/18	7,000	56,070
	06/20/11	--	20,000	7.43	06/20/21	10,000	80,100

(Footnotes appear on following page)

______________
(1)
Awards vest ratably over the five-year period from the grant date, with the first 20% vesting one year after the grant date, unless noted otherwise. The stock options and restricted stock awarded on August 7, 2008 have a cliff vesting schedule of three years, with all options and stock having vested on August 7, 2011. The stock options and restricted stock awarded on June 20, 2011 have a cliff vesting schedule of four years, with 50% vesting on June 20, 2013 and 50% vesting on June 20, 2015.

(2)	Based on the closing market price of $8.01 per share of Provident’s common stock on June 30, 2011.

Option Exercised and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for our named executive officers in the fiscal year ended June 30, 2011.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Craig G. Blunden	--	--	3,000	23,580
Donavon P. Ternes	--	--	2,400	18,864
Richard L. Gale	--	--	800	6,288
Kathryn R. Gonzales	--	--	800	6,288
David S. Wieant	--	--	800	4,312

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at June 30, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Craig G. Blunden	Post-Retirement Compensation Agreement	(1)	3,347,497	--
Donavon P. Ternes	Post-Retirement Compensation Agreement	(1)	1,757,209	--
Richard L. Gale	--	--	--	--
Kathryn R. Gonzales	--	--	--	--
David S. Weiant	--	--	--	--
_______________
(1)	Number of years of credited service is not relevant. Benefit is calculated based on whether the executive has reached age 62 at the time of retirement, or how many months remain until his 62nd birthday.

Provident Savings Bank has entered into post-retirement compensation agreements with Messrs. Blunden and Ternes.  The agreements provide that if the executive terminates employment with the Bank after attaining age 62, the Bank will provide the executive with a monthly benefit for life equal to 50% of his final average monthly salary.  The agreement also provides for early retirement benefits and payments in the event of the executive’s death or disability.  These payments are described below under “Potential Payments Upon Termination.”

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of June 30, 2011, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)	Disability ($)	Involuntary Termination ($)	Change in Control ($)	Early Retirement ($)	Normal Retirement ($)

Craig G. Blunden
Employment Agreement	209,048	616,105	191,750	1,158,460	616,105	616,105
Post-Retirement Compensation Agreement (1)	16,650	16,650	16,650	16,650	16,650	16,650
Equity Plans	453,556	453,556	453,556	453,556	--	--

Donavon P. Ternes
Severance Agreement	--	--	226,661	226,661	--	--
Post-Retirement Compensation Agreement (1)	12,527	12,527	12,527	12,527	6,312	12,527
Equity Plans	406,244	406,244	406,244	406,244	--	--

Richard L. Gale
Severance Agreement	--	--	144,161	144,161	--	--
Equity Plans	162,998	162,998	162,998	162,998	--	--

Kathryn R. Gonzales
Severance Agreement	--	--	177,092	177,092	--	--
Equity Plans	162,998	162,998	162,998	162,998	--	--

David S. Weiant
Severance Agreement	--	--	191,789	191,789	--	--
Equity Plans	162,998	162,998	162,998	162,998	--	--
_______________
(1)	Monthly benefit to the executive or his spouse for life.

Employment Agreement.  Mr. Blunden’s employment agreement provides for potential payments in the event of his disability, death or termination.  If Mr. Blunden becomes entitled to benefits under the terms of the then-current disability plan, if any, of Provident Savings Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided by the Bank for executive employees.  In the event of his disability, the employment agreement will not be suspended, except that the obligation to pay Mr. Blunden’s salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Bank may discontinue payment of Mr. Blunden’s salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.

In the event of Mr. Blunden’s death while employed under the employment agreement and prior to any termination of employment, the Bank shall pay to his estate, or such person as he may have previously designated, the salary which was not previously paid to him and which he would have earned if he had continued to be employed under the agreement through the last day of the calendar month in which he died, together with the benefits provided under the employment agreement through that date.

The employment agreement also provides for benefits in the event of Mr. Blunden’s involuntary termination.  If Mr. Blunden’s employment is terminated for any reason other than cause, death, permanent disability, retirement or change in control, or Mr. Blunden terminates his own employment because of a material diminution of or interference with his duties, responsibilities or benefits, he is entitled to payment and benefits.  Specifically, the Bank must make a lump sum payment equal to the discounted present value of the aggregate future base salary payments Mr. Blunden would have received over the then remaining term of the agreement.

If Mr. Blunden’s employment is terminated within 12 months following a change in control of Provident, or he terminates his own employment within 12 months following a change in control for any of the reasons listed in the previous paragraph, the Bank must pay him a lump sum equal to 299% of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide during the remaining term of the employment agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Blunden and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination.  However, if the value of the lump sum and benefits described in the preceding sentence exceeds the amount that could be paid without violating Section 280G (pertaining to golden parachute payments), taking into account other payments due Mr. Blunden in connection with a change in control, then the value of such lump sum and benefits may be reduced so that Section 280G is not violated.

In the event of Mr. Blunden’s death or disability, or in the event of his normal or early retirement, the Bank shall continue to provide the following benefits to him or his estate, as applicable: (1) the Bank shall continue in force, without cost to Mr. Blunden, those life and accidental death and dismemberment insurance coverages being provided by the Bank to Mr. Blunden and his spouse and his eligible dependents as of the date of such termination, subject to reduction after his 65th birthday; (2) the Bank shall continue to provide to Mr. Blunden and his eligible dependents life and medical insurance coverage equivalent in benefits, duration and terms to that provided to him and such persons as of the date of such termination; and (3) the Bank shall continue to reimburse Mr. Blunden for the expenses outlined in Section 4(c) of his employment agreement, which includes club dues.

Severance Agreements.  We entered into revised change in control severance agreements with each of the named executive officers, other than Mr. Blunden, effective as of February 24, 2011.  The agreements have a term of one year, which may be extended for an additional year on the anniversary of the effective date of the agreement by the Board of Directors.  If the employment of the executive is involuntarily terminated, other than for cause, within 12 months following a change in control of Provident or Provident Savings Bank, or the executive terminates his or her own employment within 12 months following a change in control because of any demotion, loss of title, office or significant authority, reduction in the executive’s annual compensation or benefits, or relocation of the executive’s principal place of employment more than 35 miles from the pre-change in control location, the executive would be entitled to payment and benefits.  The agreements provide that the Bank must pay a lump sum payment equal to the executive’s then current base salary.  The Bank or its successor also would be obligated to continue the executive’s life, medical, dental and disability coverage for a 12-month period following termination of employment.

Post-Retirement Compensation Agreement. Provident Savings Bank entered into a post-retirement compensation agreement with Mr. Blunden, which was amended on December 15, 2005, and a new post-retirement compensation agreement with Mr. Ternes as of July 7, 2009.  The agreements provide that if Mr. Blunden and Mr. Ternes terminate employment with the Bank after having attained age 62, or on account of death, disability or involuntary termination, the Bank will pay the executive a lump sum amount equal in value to a stream of payments, payable over the executive’s life, the annual amount of which is 50% of the executive’s final average monthly salary (reduced in the case of disability by amounts received by the executive from any long-term disability policies maintained by the Bank).  If the executive terminates employment prior to attaining age 62, then a reduced lump sum benefit will be provided, payable when the executive attains age 62.  This is only applicable to Mr. Ternes as Mr. Blunden has already turned 62.  For purposes of the agreements, “final average monthly salary” is defined as the average of the executive’s highest paid 36 months of employment with the Bank determined by reference to the average gross amount of his basic monthly salary (before tax withholding and other payroll deductions), excluding bonus or incentive awards, director fees, if any, and accelerated payments of future salary.  The value of this lump sum benefit is calculated using National Association of Insurance Commissioners standard mortality tables as of such date, and a discount rate equal to the lesser of the then-current prime rate or the Eleventh District cost of funds.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Provident’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Provident’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Provident’s Proxy Statement for the 2011 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Personnel/Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies is to attract and retain key executives who are highly qualified and vital to our long-term success, while aligning the interests of executives with shareholders.  As discussed in the Compensation Discussion and Analysis, the Personnel/Compensation Committee of the Board of Directors believes that the executive compensation for 2011 is reasonable and appropriate and is justified by Provident’s performance in an extremely difficult environment. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•
bonuses were awarded for fiscal 2011 only when it became apparent that financial results would be significantly better than forecast, with net income, return on assets, return on equity, the efficiency ratio and diluted earnings per share greatly improved from fiscal 2010;

•	executives worked diligently to significantly reduce non-performing assets and remove the operating restrictions and heightened regulatory oversight by our primary federal regulator;
•	the named executive officers have had their base salaries frozen for three years, except for Mr. Gale who received an increase in his base salary on January 1, 2009; and
•	annual incentive awards have not been made to the named executive officers since 2006, except for Mr. Gale.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to determine the timing of future shareholder votes on executive compensation.  This proposal gives shareholders the opportunity to vote on whether a resolution to approve the compensation of our named executive officers should be presented to shareholders every one, two or three years, or to abstain from voting.

The Board of Directors believes that a resolution to approve the compensation of our executives should be presented to shareholders annually because the Board is committed to strong corporate governance and an annual cycle provides for the greatest accountability to our shareholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect when the shareholders will be asked to vote on executive compensation in future years.  The Personnel/Compensation Committee and the Board may, however, take into account the outcome of the vote when considering when to present shareholders with a resolution to approve executive compensation.

The Board of Directors recommends that you vote FOR conducting an advisory vote on executive compensation annually.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent auditor, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Provident’s audited financial statements for the fiscal year ended June 30, 2011:

•	The Audit Committee has completed its review and discussion of the 2011 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2011 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that Provident’s audited financial statements for the year ended June 30, 2011 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:	Joseph P. Barr, Chairman
Bruce W. Bennett
Debbi H. Guthrie

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Provident’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above-referenced persons, we believe that, during the fiscal year ended June 30, 2011, all filing requirements applicable to our reporting officers, directors and greater than

10% shareholders were properly and timely complied with, except for one Form 4 covering one transaction that was filed late by Mr. Thomas.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Deloitte & Touche LLP served as our independent auditor for the fiscal year ended June 30, 2011.  The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditor for the fiscal year ending June 30, 2012, subject to approval by shareholders.  A representative of Deloitte & Touche LLP will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees paid to Deloitte & Touche LLP for professional services rendered for the fiscal years ended June 30, 2011 and 2010.

	Year Ended June 30,
	2011	2010

Audit Fees (1)	$565,196	$533,409
Audit-Related Fees (2)	--	50,000
Tax Fees (3)	47,855	55,855
All Other Fees	--	--
Total	$613,051	$639,264

_______________
(1)	Includes fees paid for the annual audit, quarterly reviews of the consolidated financial statements, and the annual audit of internal controls over financial reporting.
(2)	Consists of fees related to Provident’s follow-on offering.
(3)	Primarily consists of fees related to the preparation of Provident’s income tax returns.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with its annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditor of Provident for the fiscal year ending June 30, 2012.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock.  In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Provident’s 2011 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the voting record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of Provident.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Provident’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the SEC, will be furnished without charge to shareholders of record as of the close of business on the voting record date upon written request to Donavon P. Ternes, Secretary, Provident Financial Holdings, Inc., 3756 Central Avenue, Riverside, California 92506.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting must be received by us no later than June 29, 2012 to be considered for inclusion in the proxy materials and form of proxy relating to the annual meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

Our Certificate of Incorporation provides that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, the shareholder must deliver notice of nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, the shareholder’s notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.  As specified in the Certificate of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including that person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving the notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting the business at the meeting and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Donavon P. Ternes

DONAVON P. TERNES
Secretary

Riverside, California
October 27, 2011

REVOCABLE PROXY
PROVIDENT FINANCIAL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 29, 2011

The undersigned hereby appoints the Board of Directors of Provident Financial Holdings, Inc. (“Provident”) with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Provident common stock which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Riverside Art Museum, located at 3425 Mission Inn Avenue, Riverside, California, on Tuesday, November 29, 2011, at 11:00 a.m., local time, and at any and all adjournments thereof, as follows:

		FOR ALL	WITHHELD ALL	FOR ALL EXCEPT

1.	The election as director of the nominees	[ ]	[ ]	[ ]
listed below (except as marked to the
contrary below).

Craig G. Blunden
Roy H. Taylor

INSTRUCTIONS: To withhold your vote
for an individual nominee, write the
nominee’s name on the line below.
___________________________________
___________________________________
		FOR	AGAINST	ABSTAIN
2.	Approval of an advisory (non-binding) vote on executive compensation.	[ ]	[ ]	[ ]

		1 YR.	2 YRS.	3 YRS.	ABSTAIN
3.	Advisory (non-binding) vote on how often shareholders shall vote on executive compensation – every one, two or three years.	[ ]	[ ]	[ ]	[ ]
		FOR	AGAINST	ABSTAIN
4.	The ratification of the appointment of Deloitte &	[ ]	[ ]	[ ]
Touche LLP as independent auditor for the
fiscal year ending June 30, 2012.

5.	In their discretion, upon such other matters as may
properly come before the meeting.

The Board of Directors recommends a vote FOR propositions 1, 2 and 4, and for 1 year for proposition 3.

This proxy also provides voting instructions to the Trustees of the Provident Savings Bank, F.S.B. Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified this proxy will be voted for the propositions stated.  If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Provident at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Provident prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated October 27, 2011 and the 2011 Annual Report to Shareholders.

Dated:  __________________________, 2011

_______________________________________	_______________________________________
PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

_______________________________________	_______________________________________
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.